EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ASP Isotopes Inc. on Form S-3 to be filed on or about July 16, 2026 of our report dated April 9, 2026, except for the reclassification adjustments applied to the 2025 financial statements as described under the heading Discontinued Operations in Note 20 as to which the date is July 16, 2026, on our audits of the financial statements as of December 31, 2025 and 2024 and for each of the years then ended, which report was included in the Current Report on Form 8-K filed July 16, 2026. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

July 16, 2026